EXHIBIT 3.6

CONSULTING AGREEMENT

Parties:

R and Financial with its principal place of business at 5707 21st Avenue, Brooklyn, NY 11204 (the "Consultant") and First Foods Group,Inc., a Nevada corporation with its principal place of business c/o Incorp Services, Inc., 3773 Howard Hughes Parkway, Suite 500S, Las Vegas. NV 89169-6014 (the "Company"),

Engagement:	The Consultant shall provide the following services (the "Services"):

	1)	Assist with the operation of the Company's Holy Cacao subsidiary, including the monitoring of product production, distribution and profitable sale.

2)

Advise the Company with respect to Holy Cacao strategy in connection with the operation of the business and strategic alliances, as well as advice regarding Holy Cacao's overall progress, needs and financial condition.

Compensation & Term:

Starting December l, 2019, the Consultant will receive a base fee of $3,500 every two weeks for an indefinite period of time, as well a additional monthly fees for additional consulting services that may be required by the Company. The Services are subject to cancellation by either the Company or the Consultant with 10 days written notice to the other.

First Foods Group, Inc.

Dated: November 21, 2019

Print Name: Mark J. Keeley
Signed:
Print Title: Chief Financial Officer

Dated: November 21, 2019

Print Name: Hershel Weiss
Signed:
Print Title: Consultant

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CONSULTING AGREEMENT AMENDMENT II

Amendment:

This amendment (the “Amendment”) to the November 21, 2019 consulting agreement (the “Agreement”) between R and W Financial (the “Consultant”) and First Foods Group, Inc. (the “Company”) hereby amends the Agreement whereby the Company agrees to pay the consultant $4,250 rather than $3,500 every two weeks for an indefinite period of time effective January 1, 2020.

First Foods Group, Inc.

Dated: January 28, 2020	SIGNED BY:
Print Name: Mark J. Keeley
Print Title: Chief Financial Officer

Consultant
Dated: January 28, 2020	SIGNED BY
Print Name: Hershel Weiss
Print Title: Consultant

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